Exhibit 99.1

Biofrontera Inc. announces sale of license to Xepi® Antibiotic Cream to Pelthos Therapeutics Inc. for up to $10M

●	Proceeds of up to $10 million, consisting of $3 million at closing, $1 million upon availability of commercial product, and up to $6 million in sales-related milestone payments.

●	Transaction further bolsters our cash position, which is expected to fund Biofrontera to profitability.

●	Proceeds will support the growth of Biofrontera’s commercial photodynamic therapy (PDT) platform, and expansion of Ameluz® into additional indications.

WOBURN, Mass. (November 7, 2025) – Biofrontera Inc. (Nasdaq: BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the development and commercialization of photodynamic therapy (PDT), today announced that it has divested its US license for Xepi® (ozenoxacin) Cream, 1% to Pelthos Therapeutics Inc. Biofrontera received $3 million at closing, and is to receive an additional $1 million upon availability of commercial product, and up to $6 million in milestone payments, with $3 million each tied to achieving $10 million and $15 million in annual net revenues for Xepi®, respectively, within the U.S., Puerto Rico and the U.S. Virgin Islands.

“This divestiture further strengthens our balance sheet subsequent to the recent restructuring of our agreement with Biofrontera AG and is expected to fund the Company to profitability,” said Dr. Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera. “The recently announced strong reduction in the earnout payable for Ameluz®, and the related capital investment from leading healthcare funds, enables us to focus on our PDT franchise by both accelerating sales initiatives and working to expand the approved Ameluz® indications for the treatment of actinic keratosis (AK) and beyond.”

Xepi® (ozenoxacin) Cream, 1%, contains a topical non-fluorinated quinolone that inhibits bacterial growth and kills bacteria. Currently, no antibiotic resistance against Xepi® is known. It has been approved by the U.S. Food and Drug Administration (FDA) for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or Streptococcus pyogenes.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company specializing in the development and treatment of dermatological conditions, with a focus on PDT. The Company commercializes the drug-device combination Ameluz® with the RhodoLED® lamp series for PDT of AK, pre-cancerous skin lesions which may progress to invasive skin cancers. The Company performs clinical trials to extend the use of the products to treat non-melanoma skin cancers and moderate to severe acne. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and X .

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended. These statements include, but are not limited to, statements relating to Biofrontera’s commercial opportunities and the commercial success of its products. We have based these forward-looking statements on our current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED and/or RhodoLED XL in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; the impact of external events; changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s products; whether the market opportunity for Ameluz® in combination with BF- RhodoLED and/or RhodoLED XL is consistent with the Company’s expectations; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which can be obtained on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor Relations Contact

Ben Shamsian

Lytham Partners

646-829-9701

shamsian@lythampartners.com